PLAN OF EXCHANGE
BY WHICH
DIAMOND POWERSPORTS INC.
(a Florida corporation)
SHALL ACQUIRE
GOLDEN DRAGON FOOD & BEVERAGE
IMPORT & EXPORT CO. OF HONG KONG LTD.
(a  corporation organized under the law of Hong Kong Special Administrative Region of People’s Republic of China)

I. RECITALS1

1. The Parties to this Plan of Exchange:
(1.1) Diamond Powersports Inc
(1.2) Golden Dragon Food & Beverage Import & Export Co. of Hong Kong Ltd.
(1.3) Pierre Elliott

2. The Capital of the Parties:
(2.1) The Capital of DPWS
(2.2) The Capital of Golden Dragon
(2.3) The Capital of Elliott

3. Transaction Descriptive Summary:

4. "Pinksheets - Other OTC" quotation market compliance

5. Florida compliance

6. Audited Financial Statements.

II. PLAN OF REOGANIZATION

1. Conditions Precedent to Closing.
(1.1) Shareholder Approval.
(1.2) Board of Directors
(1.3) Due Diligence Investigation.
(1.4) The Rights of Dissenting Shareholders
(1.5) All of the Terms, Covenants and Conditions
(1.6) The Representations and Warranties
(1.7) Certification of Elliott and DPWS

2. Conditions Concurrent and Subsequent to Closing.
(2.1) Delivery of Registered Capital of Golden Dragon.
   (2.2) Acquisition Share Issuance
   (2.3) Settlement of DPWS Liabilities
   (2.4) Forward Split of Common Stock
   (2.5) Resignation of Elliott and Appointment of Golden Dragon Nominees
   (2.6) Uplisting to NASD's Over-the-Counter Bulletin Board Quotation Market

3. Plan of Acquisition
(3.1) Exchange and Reorganization:
(3.2) Issuance of Common Stock:
(3.3) Closing/Effective Date:
(3.4) Surviving Corporations
(3.5) Rights of Dissenting Shareholders:
(3.6) Service of Process and Address
(3.7) Surviving Articles of Incorporation
(3.8) Surviving By-Laws
(3.9) Further Assurance, Good Faith and Fair Dealing
(3.10) General Mutual Representations and Warranties
(3.10.1) Organization and Qualification
(3.10.2) Corporate Authority
(3.10.3) Ownership of Assets and Property
(3.10.4) Absence of Certain Changes or Events
(3.10.5) Absence of Undisclosed Liabilities
(3.10.6) Legal Compliance
(3.10.7) Legal Proceedings
(3.10.8) No Breach of Other Agreements
(3.10.9) Capital Stock
(3.10.10) Brokers' or Finder's Fees
(3.11) Miscellaneous Provisions
(3.11.1)
(3.11.2)
(3.11.3)
(3.11.4)
(3.11.5)
(3.11.6)

4. Termination

5. Closing

6. Merger Clause

The Remainder of this Page is Intentionally left Blank

PLAN OF EXCHANGE
BY WHICH
Diamond Powersports Inc.
(a Florida corporation)
SHALL ACQUIRE
Golden Dragon Food & Beverage
Import & Export Co. Of Hong Kong Ltd.
(a  corporation organized under the law of Hong Kong Special Administrative Region of People’s Republic of China)

ADJUSTMENTS: lead                                                    This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 22th day of May, 2008, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than June 2, 2008.

I. RECITALS
1. The Parties to this Agreement:

(1.1) Diamond Powersports Inc. ("DPWS"), a Florida corporation.

(1.2) Golden Dragon Food & Beverage Import & Export Co. Of Hong Kong Ltd., a corporation organized under the laws of Hong Kong Special Administrative Region of Peoples’ Republic of China (“Golden Dragon”).

(1.3) Pierre Elliott ("Elliott"), an individual resident of the State of Florida.

2. The Capital of the Parties:

(2.1) The Capital of DPWS consists of 5,000,000 authorized shares of Preferred Stock, par value $.001, none of which issued and outstanding, and 100,000,000 authorized shares of Common Stock, par value $.001, of which 16,277,835 shares issued and outstanding, which are planned to forward split fifteen for one (1 to 15) yielding an aggregate issued and outstanding shares total of 144,167,525.

(2.2) The Capital of Golden Dragon consists of HK$ 312,400.00 in registered capital (US$1=7.81 HK$), which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

(2.3) The Capital of Elliott owns / controls 9,405,164 shares of Common Stock of DPWS, representing approximately 57.8% of the issued and outstanding shares of Common Stock of DPWS.

3. Transaction Descriptive Summary: DPWS desires to acquire Golden Dragon and the shareholders of Golden Dragon (the “Golden Dragon Shareholders”) desire that Golden Dragon be acquired by DPWS. DPWS would acquire 100% of the capital stock of Golden Dragon in exchange for the issuance by DPWS of 40,000,000 (pre-split) new shares of Common Stock to Golden Dragon, which will give Golden Dragon a 'controlling interest' in DPWS representing approximately 71% of then issued and outstanding shares of Common Stock. In addition, Elliott will deliver his 9,155,164 shares to a third party investor pursuant to a separate purchase agreement, and retain 250,000 shares as an investment. The transaction will not immediately close but shall be conditioned upon (1) the issuance of 40,000,000 (pre-split) new shares of Common Stock of DPWS to the Golden Dragon shareholders, which should take no longer than 60 days; (2) the increase in DPWS authorized shares from 100,000,000 shares to 5,000,000,000 shares; (3) a deposit of 9,155,164 shares of Common Stock of DPWS by Elliott into the escrow account; (4) the elimination of any known or potential liabilities of DPWS by Elliott, which are not covered by Golden Dragon; (5) the resignation of Elliott from the board of directors and as officer of DPWS and appointment of his successor(s) as designated by Golden Dragon and/or the Golden Dragon Shareholders; (6) complete transition and transfer of DPWS’s transfer agent account to Guardian Registrar & Transfer, Inc.; (7) forgiveness of all debts, loans, guaranty’s, legal claims and contracts that Elliot (or his family)  may have against DPWS; (8) retirement of any DPWS common stock that Elliot and/or Elliot’s family owns or has rights to with the exception of the 250,000 shares Elliot is to retain; (9) mailing of an information statement to all shareholders of DPWS briefly describing the terms of the Plan of Exchange.  As an express condition precedent to Closing, should any shareholders of DPWS dissent prior to Closing, all claims and issues shall be settled by Elliot; (10) Elliot shall eliminate all liabilities of DPWS as set forth on Exhibit A attached hereto and any additional liabilities that may be undisclosed but are discovered prior to Closing.  The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368. In addition, the parties agree to take the following actions subsequent to Closing: (1) Golden Dragon will pay off DPWS liabilities up to $200,000, at the option of Golden Dragon, in cash or in an equivalent amount of common stock of DPWS; (2) DPWS will take all steps to complete the forward split of Common Stock by fifteen for one (1 to 15); (3) Golden Dragon will give Lashae LLC a cashier’s check in the amount of $28,000USD; (4) Golden Dragon will assist DPWS to re-obtain its trading status on the NASD’s Over-the-Counter Bulletin Board quotation market, and cover all filing and compliance costs incurred after the Closing.

4. "Pinksheets - Other OTC" quotation market compliance. DPWS will make all appropriate shareholder notifications in connection with the acquisition, including the change of control and elimination of the remaining liabilities, and DPWS shall cause the same to be filed with the "Pinksheets - Other OTC" quotation market, if deemed applicable.

5. Florida compliance.  Articles of Exchange are required to be filed by Florida law as the last act to make the plan of exchange final and effective under Florida law.

6. Audited Financial Statements. In connection with DPWS’s filing with NASD’s Over-the-Counter Bulletin Board quotation market to re-obtain the trading status, Golden Dragon has agreed to provide audited financial statements for the years ended 2007 and 2006 prepared by PCAOB auditor in conformity with U.S. GAAP to DPWS.

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. Golden Dragon and DPWS shall have secured their shareholders approvals for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

    (1.2) Board of Directors. The Boards of Directors of each of Golden Dragon and DPWS shall have approved the transaction and this agreement, in accordance with the laws of its place of incorporation and its constituent documents.

  (1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on June 2, 2008. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

    (1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.  As an express condition precedent to Closing, should any shareholders of DPWS dissent prior to Closing, all claims and issues shall be settled by Elliot prior to Closing.

    (1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing.

 (1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

        (1.7) Certification of Elliott and DPWS. It shall be a condition precedent to the obligation of Golden Dragon and the Golden Dragon Shareholders to consummate the transactions contemplated herein that a certification of Elliott, signed in his individual capacity, and substantially similar to the following form be delivered to Golden Dragon on the date of execution:

(i)
DPWS is a corporation duly organized and validly existing under the laws of the State of Florida and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.

(ii)	The authorized capitalization and the number of issued and outstanding capital shares of DPWS are accurately and completely set forth in the Plan of Exchange.
(iii)
The issued and outstanding shares of DPWS (including 40,000,000 (pre-split) new investment shares of Common Stock of DPWS to be issued to the Golden Dragon Shareholders) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv)
DPWS has the full right, power and authority to sell, transfer and deliver the 40,000,000 (pre-split) new investment shares of Common Stock of DPWS to the Golden Dragon Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the Golden Dragon Shareholders good, valid and marketable title thereto, free and clear of all liens.

(v)
DPWS has taken all steps in connection with the Plan of Exchange, the increase in the authorized share capital of Common Stock to 5,000,000,000, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto.

(vi)
DPWS has taken all steps in connection with the Plan of Exchange and the issuance of 40,000,000 (pre-split) new investment shares of Common Stock of DPWS, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto.

(vii)
Elliott has eliminated all liabilities listed on Exhibit A and there are no unknown liabilities and/or threatened litigation or claims against DPWS.  In the event liabilities are discovered after Closing, any liability that arose while Elliot was in control of DPWS shall be paid for by Elliot and shall be the sole responsibility of Elliot.

(viii)
Elliott confirms that Elliot has delivered his 9,155,164 shares to the Escrow Agent for the benefit of a third party investor pursuant to a separate purchase agreement, and retained and controls no more than 250,000 shares of DPWS as an investment.

    (1.8)  Delivery of Closing Documents.  It shall be a condition precedent to Closing that Elliot deliver physical copies of:

(i)	A certificate of good standing for DWPS from the State of Florida of recent date acceptable to Golden Dragon.
(ii)	A certified copy of DWPS Articles evidencing the increase in authorized capital as contemplated in thie Plan of Exchange.
(iii)	An executed copy of a consent of the majority shareholders of DWPS approving the Plan of Exchange and approving the appointment of Golden Dragon’s nominees to the board of directors of DWPS.
(iv)	An executed copy of a resolution by the Board of Directors of DWPS approving the Plan of Exchange and approving the appointment of Golden Dragon’s nominees as executive officers of DWPS.
(v)	An executed resignation of all members of the Board of Directors and Executives of DWPS.
(vi)
An executed settlement, release and waiver of all debts, loans, guaranty’s, legal claims and contracts that Elliot, Elliot’s family and any legal entity owned or controlled by Elliot or Elliot’s family may have against DWPS.

(vii)	A certified shareholder list of DWPS signed by Guardian Registrar & Transfer, Inc.
(viii)	Executed releases of all liens and UCC filings against DWPS.
(ix)	An executed release on the promissory note/loan for that certain DPWS truck.
(x)	The Information Statement mailed to all shareholders of DWPS and a receipt from Guardian Registrar & Transfer, Inc. indicating the mailing is complete.
(xi)	Original certificates of all DPWS common stock that Elliot and/or Elliot’s family owns or has rights to with the exception of the 250,000 shares Elliot is to retain.
(xii)
One waiver/release from each individual or organization, whose obligation Elliot is required to settle listed in Exhibit A attached hereto indicating they have been paid in full and have no further claim against DWPS.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Registered Capital of Golden Dragon.  Immediately upon or within 30 days from the date of Closing, DPWS shall own 100% of the beneficial interest of Golden Dragon Food & Beverage Import & Export Co. of Hong Kong Ltd.

(2.2) Acquisition Share Issuance. Immediately upon the Closing, DPWS shall issue to the Golden Dragon Shareholders 40,000,000 (pre-split) new investment shares of Common Stock of DPWS in exchange for 100% of the capital stock of Golden Dragon.

(2.3) Settlement of DPWS Liabilities. Immediately subsequent to the Closing, Golden Dragon will begin to pay off the remaining DPWS liabilities listed in Exhibit A (only those liabilities that are not the responsibility of Elliot) but in no event shall Golden Dragon be responsible for more than $200,000 worth of liabilities.  In addition, Golden Dragon shall not be responsible for any liabilities not specifically set forth in Exhibit A. Golden Dragon may at their option, settle the liabilities they are responsible for in cash or with the common stock of DPWS.

(2.4) Forward Split of Common Stock. Immediately subsequent to the Closing, DPWS will begin the steps to complete the forward split of Common Stock by fifteen for one (15:1);

(2.5) Uplisting to NASD’s Over-the-Counter Bulletin Board Quotation Market. Immediately subsequent to the Closing, Golden Dragon will assist DPWS in the process of re-obtaining its trading status on the NASD’s Over-the-Counter Bulletin Board quotation market, and cover all filing and compliance costs incurred after the Closing.

3. Plan of Exchange

(3.1) Exchange and Reorganization: DPWS and Golden Dragon shall be hereby reorganized, such that DPWS shall acquire 100% of the capital stock of Golden Dragon, and Golden Dragon shall become a wholly-owned subsidiary of DPWS.

(3.2) Issuance of Common Stock: Within 60 days after the effective date of the Plan, DPWS shall issue 40,000,000 (pre-split) new investment shares of Common Stock of DPWS to or for the Golden Dragon Shareholders.

(3.3) Delivery of Common Stock: Upon signing this Plan of Exchange, Elliott shall deliver his 9,155,164 shares of Common Stock of DPWS to the account of the Escrow Agent.

(3.3) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions precedent to closing have been met or are waived by the parties.  The Effective Date shall occur when all conditions of the Plan of Exchange have been met or waived by the parties.

(3.4) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.5) Rights of Dissenting Shareholders: Subsequent to Closing each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.6) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition.  The address of DPWS is 5150 NW 109th Ave., Suite 4, Sunrise, Florida 33351. The address of Golden Dragon Food & Beverage Import & Export Co. of Hong Kong Ltd. is 18 Floor One Finance Center No. 1 Harbour View Street Central Hong Kong, Hong Kong.

(3.7) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.8) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.9) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.10) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.

(3.10.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

(3.10.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.10.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.10.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable.  Specifically, and without limitation:

   (3.10.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

   (3.10.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not  comply with any clause or condition set forth in this Plan of Exchange, LOI or Escrow Agreement;

   (3.10.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

   (3.10.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

   (3.10.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

   (3.10.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

     (3.10.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.  Elliott has eliminated all liabilities listed on Exhibit A and there are no unknown liabilities and/or threatened litigation or claims against DPWS.  In the event liabilities are discovered after Closing, any liability that arose while Elliot was in control of DPWS shall be paid for by Elliot and shall be the sole responsibility of Elliot.  Elliot shall hold harmless the Golden Dragon and DPWS and its respective agents or representatives (the "Indemnified Persons") for, and will pay to the Indemnified Persons, the amount of, any loss, liability, claim, damage (including, without limitation, incidental and consequential damages), cost, expense (including, without limitation, interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professional experts) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), directly or indirectly arising from, attributable to or in connection with:

(a)
any representation or warranty made by Elliot in this agreement or any closing deliveries, that is, or was at the time made, false or inaccurate, or any breach of, or misrepresentation with respect to, any such representation or warranty; and

(b)	any breach by the Elliot of any covenant, agreement or obligation of Elliot contained in this agreement.

(c)
any claims or litigation relating to Elliot or DPWS while Elliot was in control of DPWS now pending or threatened or which may hereafter be brought against Indemnified Persons based upon events occurring prior to the date hereof and not attributable to the acts of the Indemnified Persons.

(d)	any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, liabilities and reasonable legal and other expenses incident to any of the foregoing.

(3.10.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.10.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.10.8) No Breach of Other Agreements.  This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.10.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

(3.10.10) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.11) Miscellaneous Provisions

(3.11.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other.  In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(3.11.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.11.3)  The Parties to this Agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of any competent arbitration association.  As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, U.S.A. applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction.  This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.  In the unlikely event that the parties to this Agreement do not enter into binding arbitration in connection with any action, suit or proceeding between the parties relating to this Agreement, or transactions contemplated hereby and thereby, each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida located in Dade County and the Federal District Court for the Southern District of Florida.  Each of the parties hereto unconditionally and irrevocably waives any objection to venue in Dade County. Each of the parties hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the transactions contemplated hereunder including contract claims, tort claims, breach of duty claims and all other common law or statutory claims.  Each of the parties hereto hereby represents and agrees that each has reviewed this waiver and each knowingly and voluntarily waives its rights to a jury trial following consultation with legal counsel.  In the event of litigation, a copy of this Agreement may be filed as a written consent to a trial by the court.

(3.11.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.11.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.11.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, or (ii) by either party during the due diligence phase.  In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing.  The parties hereto contemplate that the closing of this Plan of Exchange shall occur no more than three days after all of the conditions precedent have been met or waived.  The closing deliveries will be made pursuant to this Agreement. In addition, within 60 days of signing the Plan of Exchange, DPWS shall issue to the Golden Dragon shareholders 40,000,000 (pre-split) new investment shares of Common Stock of DPWS, and DPWS shall acquire 100% of the capital stock of Golden Dragon.

6.  Merger Clause.  This Plan of Exchange constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and such document supersedes all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

DIAMOND POWERSPORTS INC.

By: ____________________________
Pierre Elliott, President

Pierre Elliott (Individually)

By: ____________________________
Pierre Elliott

GOLDEN DRAGON FOOD & BEVERAGE
IMPORT & EXPORT CO. OF HONG KONG LTD.

By:             ____________________________
Cesar I. Cuenca, President

By:             ____________________________
Frank Yglesias, Vice-President